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                                                                    EXHIBIT 99.1

           VIADOR, INC. ENTERS INTO MERGER AGREEMENT WITH MASBC, INC.

Sunnyvale, CA - (September 19, 2002) - Viador, Inc. (TM) announced today that it has entered into a definitive merger agreement with MASBC, Inc. and MASBC Acquisition Corporation. The merger agreement contemplates that, at the closing, all outstanding shares of Viador will convert into a right to receive $0.075 in cash. As a result of the merger, Viador will become a privately-held company, wholly-owned by MASBC, Inc. Accordingly, upon the closing, Viador's registration under the Securities Act of 1933, as amended, will terminate. The closing of the merger is subject to various conditions, including stockholder approval.

The stockholders of MASBC, Inc. include Suma Ventures, LLC and Heungyeung Yeung, an existing stockholder of Viador. It is anticipated that members of Viador's management, including Stan X. Wang, its current Chief Executive Officer, will continue as members of Viador's management team after the closing.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares, nor is it a solicitation of a proxy to vote in connection with the transaction. The company will file a proxy statement with the Securities and Exchange Commission and distribute it to stockholders and will file and distribute such other additional materials as required by applicable law. Stockholders should read the proxy statement and other materials carefully because they will contain important information about the transaction, including its various terms and conditions. Stockholders will also be able to obtain the proxy statement at no charge at the SEC's website at www.sec.gov.

ABOUT VIADOR, INC.

Viador Inc. combines proven experience, technology and partnerships to deliver self-service portals for leading businesses and organizations worldwide. The Viador E-Portal facilitates enterprise-wide productivity gains, including increased revenue from new e-services, improved partner communications, better customer relationships and retention, and streamlined, paperless information distribution at lower cost. Over 350 leading companies have chosen Viador for their self-service portal needs, including Citigroup, the Department of Defense, Putnam, UBS Bank, Verizon and Xerox. Viador is headquartered in Sunnyvale, Calif. For more information, call 408-735-5956 or visit the Viador web site at www.viador.com.

VIADOR SAFE HARBOR

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Viador assumes no obligation to update any forward-looking statements contained in the press release.


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EDITORS NOTES: Viador and the Viador E-Portal are trademarks of Viador Inc. of
Sunnyvale, California. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

SOURCE: Viador, Inc.
Media Contact for Viador:
Kevin Smith
Viador Inc.
408.735.5956
press@viador.com